Exhibit 10.2

EMPLOYMENT AGREEMENT AMENDMENT

This Employment Agreement Amendment (the “Amendment”) is entered into on this 21st day of December, 2012 by and between Steinway Musical Instruments, Inc., a Delaware Corporation (the “Company”) and Dennis M. Hanson, (the “Executive”).

RECITALS

WHEREAS, the Executive entered into an Employment Agreement with Company dated May 1, 2011, (the “Agreement”) and

WHEREAS, the Company and Executive wish to make certain changes to the Agreement,

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AMENDMENT

1.                                      Termination.  Section 7.b.ii of the Agreement shall be replaced in its entirety with the following: “Within ten (10) days following the date of termination, pay the Executive a lump sum cash amount equal to two (2) times the sum of his then-current annual salary and the greater of his annual bonus in respect of the year prior to the year of termination and his target bonus, if any, established by the Board in respect of the year of termination.”

2.                                      Other Matters.  Except as specifically amended herein all terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first written above.

Steinway Musical Instruments, Inc.

By:	/s/ Michael T. Sweeney
Michael T. Sweeney
President

Executive

/s/Dennis M. Hanson
Dennis M. Hanson